"Agent " means Compeer Financial, PCA f/k/a AgStar Financial Services, PCA, or any successor administrative agent in its capacity as administrative agent under this Agreement or any of the other Loan Documents. "Commitments " means, with respect to any Bank, the amount set forth as the "Term Loan Commitment", the "2020 Term Loan Commitment", and the "Term Revolving Commitment" opposite such Bank's name on: (a) Schedule 2.01 hereto; or (b) after the execution of a Bank Supplement, the signature page of the then most recent Bank Supplement to which such Bank is a party, as amended from time to time. "Defaulting Bank " means any Bank that (a) has failed to fund any portion of the Term Loan, the 2020 Term Loan, the Term Revolving Loan, Letters of Credit or Protective Advances, to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been or its parent or holding company has been, deemed insolvent or become the subject of a bankruptcy or insolvency proceeding. "Facilities Improvement Budget " means the construction budget/statement of values provided to the Agent for the Facilities Improvement Project. "Facilities Improvement Project " means the fixtures and improvements made to the ethanol production facilities located on the Real Property to allow for the manufacture of USP Grade 190 proof ethanol. "Loan " or " Loans " means and includes the Term Loan, the 2020 Term Loan, the Term Revolving Loan and any other financial accommodations extended to the Borrower by the Banks pursuant to the terms of this Agreement. "Maturity Date " means the Term Loan Maturity Date, the 2020 Term Loan Maturity Date, and/or the Term Revolving Loan Maturity Date as applicable "Note " or " Notes " means and includes the Term Notes, the 2020 Term Loan Notes, the Term Revolving Notes, and all other promissory notes executed and delivered to the Agent or the Banks by the Borrower pursuant to the terms of this Agreement, as the same may be amended, modified, supplemented, extended, replaced or restated from time to time. "Prime Rate " means the "prime rate" reported on the 10th day of the month preceding each interest rate change date by the Wall Street Journal in its daily listing of money rates, defined therein as "the base rate on corporate loans posted by at least 70 percent of the 10 largest U.S. banks." If the Prime Rate is not reported on the 10th day of a month, the prime rate reported on the 1st business day preceding the 10th day of the month will be used. If this index is no longer available, Agent will select a new index which is based upon comparable information. "Pro Rata Share " means, with reference to any Bank at the time any determination thereof is to be made, a fraction, expressed as a percentage, the numerator of which shall be an amount equal to the Bank's Commitment then in effect for the Term Loan, the 2020 Term CORE/3508725.0009/161338759.1 2